SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) May 25, 2007
ALLIED HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-22276	58-0360550

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Clairemont Avenue, Suite 200, Decatur, Georgia	30030

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (404) 373-4285

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Allied Holdings, Inc. (“Allied” or the “Company”) has appointed Mark J. Gendregske to serve as President and Chief Executive Officer of the Company, effective June 1, 2007. Mr. Gendregske, age 46, served as President and Chief Executive Officer of Vector SCM LLC prior to joining the Company. Vector SCM is a supply-chain logistics company associated with General Motors. Prior to joining Vector SCM, from 1985 until 2006, Mr. Gendregske served in various positions with DaimlerChrysler Corporation, ultimately serving as Vice President, Human Resources of DaimlerChrysler- Canada before leaving to join Vector SCM. Mr. Gendregske also previously worked at Leaseway Transportation, a vehicle-hauling company for the automotive industry. As provided in Allied’s Joint Plan of Reorganization, upon Allied’s emergence from bankruptcy, Mr. Gendregske will be appointed as a director of the Company.
     In connection with his appointment, Allied entered into an employment agreement with Mr. Gendregske to serve as President and Chief Executive Officer. Under the terms of the agreement, Mr. Gendregske is entitled to a base salary of $475,000 per annum, which amount may be increased at the discretion of the Board. Mr. Gendregske is also entitled to receive a car allowance of $1,000 per month. In connection with the execution of the agreement, Mr. Gendregske will be paid a signing-bonus of $125,000 which will be paid to him upon his first day of employment. If Mr. Gendregske resigns within six months, he will be required to repay the signing bonus in full. The Company has also agreed to pay reasonable costs and expenses associated with moving Mr. Gendregske’s family to Atlanta, Georgia, including up to three trips to Atlanta for Mr. Gendregske and his wife to research living accommodations and real estate brokerage fees and closing expenses associated with the purchase of a new home in the Atlanta, Georgia area. In addition, if Mr. Gendregske decides to sell his current home, the Company will reimburse Mr. Gendregske, up to $50,000, for the difference between the sales price for the home and the price Mr. Gendregske paid in February 2007.
     In addition to his base salary, under the agreement Mr. Gendregske is entitled to receive a performance bonus calculated in accordance with the Company’s executive bonus plan. Currently under the Company’s plan, if the Company achieves the budgeted EBITDA established by the Board for each fiscal year, Mr. Gendregske’s bonus would be equal to 100% of his base salary. If actual EBITDA is below 85% of the budgeted amount, no bonus will be paid and, if EBITDA is 115% of the budgeted amount, the bonus will be 150% of Mr. Gendregske’s base salary. If actual EBITDA is at or above 85% and below 115% of the budgeted amount, then the bonus payable to Mr. Gendregske will be adjusted accordingly. In addition, if actual EBITDA exceeds 115% of the budgeted amount, the Board, in its discretion, may award Mr. Gendregske an additional bonus.
     Under the terms of the agreement, Mr. Gendregske was granted options representing three percent of the increase in Allied’s “equity value.” Such value increase options will be valid for a period of ten years commencing on the date of Mr. Gendregske’s employment. In addition, Mr. Gendregske will also be entitled to participate in any stock compensation plans of the Company. Any options granted to Mr. Gendregske under such plans will vest over a five year period on a cliff vesting basis with 20% vesting on each anniversary of Mr. Gendregske’s employment date.
     If Mr. Gendregske is terminated by Allied without cause (as defined in the agreement), or if he terminates his employment for good reason (as defined in the agreement), Mr. Gendregske will be entitled to a severance payment equal to one and a half times his base salary, COBRA insurance payment by the Company for 18 months and one and a half times his prior year’s bonus.

     Mr. Gendregske has agreed under the terms of the agreement not to compete with the Company for a period of twelve months following his termination from the Company for any reason. The agreement also contains standard non-disclosure, non-solicitation and non-disparagement provisions.
     A copy of Mr. Gendregske’s employment agreement is included herein as Exhibit 10.1 and is incorporated herein by reference. The description of the employment agreement is qualified in its entirety by reference to the full text of the employment agreement.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

10.1	Employment Agreement between Allied Holdings, Inc. and Mark J. Gendregske.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED HOLDINGS, INC.
Dated: May 25, 2007	By:	/s/ Thomas H. King
		Name:	Thomas H. King
		Title:	Executive Vice President and Chief Financial Officer